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                                                                     EXHIBIT 5.1

                   [LETTERHEAD OF APPLEBY, SPURLING & KEMPE]

                                                                  ________, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
U.S.A.

ADT Limited
Cedar House
41 Cedar Avenue
Hamilton HM12, Bermuda

     Re: Registration Statement on Form S-4
         Registration No. 333-24363
       ---------------------------------------------

Ladies and Gentlemen:

     We have acted as attorneys in Bermuda for ADT Limited, a Bermuda limited liability company ("ADT") in connection with the proposed merger of Limited Apache, Inc., a Massachusetts corporation and a wholly owned subsidiary of ADT, into Tyco International Ltd. ("Tyco") pursuant to the Agreement and Plan of Merger dated as of March 17, 1997 among Tyco, ADT and Merger Subsidiary (the "Merger Agreement").

     This opinion is based upon and confined to the laws of Bermuda presently in force as currently applied by the Courts of Bermuda. We have made no investigation of, nor do we express any opinion as to, the laws of any jurisdiction other than Bermuda.

     In order to render this opinion, we have been supplied with and have reviewed and relied upon the following documents:

          (a) the Certificate of Incorporation, Memorandum of Association and Bye-laws of ADT;

          (b) a copy, certified by [Mr. Stephen Ruzika], a Director of ADT, of the resolutions adopted by the Board of Directors of ADT at a meeting held on March 16, 1997 (the "Board Resolutions");

          (c) a copy of the Notice of Special General Meeting of ADT (the
     "Notice") to be held on June   , 1997 (the "Special Meeting");

          (d) a copy of the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") that is part of the Registration Statement on Form S-4 (Registration No. 333-24363) (the "Registration Statement") filed by ADT and Tyco with the Securities and Exchange Commission; and

          (e) a copy of the permission given by the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations for the issue of the Combined Company Common Shares.

     We have also relied upon our searches of documents of public record maintained by the Registrar of Companies in Bermuda and of the Causes Book of the Supreme Court of Bermuda made on May [__], 1997 (the "Searches").
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     We have assumed:

          (i) that there is no provision of the law, regulation or public policy of any jurisdiction, other than Bermuda, which might have a material effect on any of the opinions herein expressed;

          (ii) that all matters of fact appearing in the Board Resolutions and the Joint Proxy Statement/Prospectus are true and complete in all material respects;

          (iii) the genuineness of all signatures on each of the documents examined by us;

          (iv) the conformity to original documents, of all documents produced to us as copies and the authenticity of all original documents which, or copies of which, have been submitted to us; and

          (v) that the information disclosed by our Searches has not been materially altered and the Searches did not fail to disclose any material information which had been delivered for filing or registration, but was not disclosed or did not appear on the public file at the time of the Searches.

     Unless otherwise defined herein, terms defined in the Joint Proxy Statement/Prospectus have the same meanings when used in this opinion.

     Based upon the foregoing, subject to the reservations set out below, and to any matters not disclosed to us, we are of the opinion that:

     (1) ADT has been duly incorporated as a limited liability company and is validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to issue the Combined Company Common Shares.

     (2) All necessary action required pursuant to Bermuda law has been taken by or on behalf of ADT and all the necessary authorizations and approvals of Governmental authorities in Bermuda have been duly obtained for the issue of the Combined Company Common Shares.

     (3) When issued to Tyco shareholders in the Merger, the Combined Company Common Shares will be duly issued and will be outstanding as fully paid and non-assessable shares of the Combined Company.

     (4) The issuance of the Combined Company Common Shares to Tyco shareholders in the Merger will not breach or conflict with and will not constitute a default or violation of any of the terms or provisions of the Combined Company's Memorandum of Association, Certificate of Incorporation or Bye-laws, including as amended pursuant to the Merger.

     (5) Under Bermuda law, the liability of the holders of Combined Company Common Shares in respect of obligations of the Combined Company is limited to the amount unpaid in respect of their Combined Company Common Shares, to the extent that there is no contract or agreement providing otherwise made between the holders of the Combined Company Common Shares and the Combined Company.

     (6) There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof, in respect of the issue of the Combined Company Common Shares.

     Our reservations are:

     A. The power and authority of ADT to issue the Combined Company Common Shares is dependent upon the adoption by the shareholders of ADT of the resolutions related to the Merger to be presented by the Board of Directors of ADT at the Special Meeting and having the effect described in the Notice.

     B. Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully paid shares of the Combined Company and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Combined Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional
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shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Combined Company.


     C. We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.



     This opinion is addressed to you in connection with the registration of the Combined Company Common Shares with the Securities and Exchange Commission and is not to be made available to any other person or entity, or for any other purpose, without our prior written consent.



     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. We also consent to the references to our Firm under the captions "Legal Matters" and "Certain United States Federal Income, United Kingdom and Bermuda Tax Consequences -- Bermuda" in the Joint Proxy Statement/Prospectus. In giving this consent we do not concede that we are an "expert" for the purposes of the Securities Act of 1933.


     This opinion is to be governed by and construed in accordance with the laws of Bermuda and shall not give rise to legal proceedings in any jurisdiction other than Bermuda.

                                          Yours faithfully,